Exhibit 99.1

Media contacts: Judi Frost Mackey, +1 212 632 1428 judi.mackey@lazard.com	Investor contacts: Kathryn Harmon, +1 212 632 6637 kathryn.harmon@lazard.com

LAZARD ANNOUNCES COMMENCEMENT OF SENIOR NOTES OFFERING

AND CONCURRENT TENDER OFFER BY LAZARD GROUP LLC

NEW YORK, November 6, 2013 – Lazard Ltd (NYSE: LAZ) announced today that its subsidiary Lazard Group LLC (“Lazard Group”) is commencing an offering of $500 million aggregate principal amount of senior notes due 2020 (the “Notes”). The Notes will be issued by Lazard Group and will be offered pursuant to an effective shelf registration statement filed with the Securities and Exchange Commission. The Notes will be senior unsecured obligations of Lazard Group.

Concurrently with the Notes offering, Lazard Group is commencing a cash tender offer (the “Tender Offer”) for any and all of its outstanding 7.125% Senior Notes due May 15, 2015 (the “Existing 2015 Notes”). Lazard Group currently expects that it will exercise its right to optionally redeem any and all Existing 2015 Notes not purchased by it in the Tender Offer at a make-whole redemption price, calculated in accordance with the indenture governing the Existing 2015 Notes.

Lazard Group intends to use the net proceeds of the Notes offering, together with cash on hand, to purchase or redeem all of its outstanding Existing 2015 Notes and to pay fees and expenses related to the foregoing.

The Notes offering is being made solely by means of a prospectus supplement and accompanying prospectus. A copy of the preliminary prospectus supplement and the accompanying prospectus may be obtained by contacting Citigroup Global Markets Inc., by email at batprospectusdept@citi.com, or by phone at (800) 831-9146. An electronic copy of the preliminary prospectus supplement, together with the accompanying prospectus, is also available on the SEC’s website, www.sec.gov.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the Notes, nor shall there be any sale of the Notes in any state or other jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

This press release is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell the Existing 2015 Notes. The Tender Offer is being made solely by means of the Offer to Purchase and related Letter of Transmittal dated November 6, 2013. In those jurisdictions where the securities, blue sky or other laws require any tender offer to be made by a licensed broker or dealer, the Tender Offer will be deemed to be made on behalf of Lazard Group by the dealer manager or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

Citigroup Global Markets Inc., Goldman, Sachs & Co. and Lazard Frères & Co. LLC are acting as the dealer managers (the “Dealer Managers”) for the Tender Offer. Requests for documents may be directed to D.F. King & Co., Inc., the information agent (the “Information Agent”), by telephone at (800) 758-5378, or in writing at Attn: Elton Bagley, 48 Wall Street, 22nd Floor, New York, New York, 10005. Questions regarding the Tender Offer may be directed to the Dealer Managers as follows: Citigroup Global Markets Inc. may be contacted by telephone at (800) 558-3745, or in writing at Attn: Liability Management Group, 390 Greenwich Street, 1st Floor, New York, New York 10013; Goldman, Sachs & Co. may be contacted by telephone at (800) 828-3182, or in writing at Attn: Liability Management Group, 200 West Street, New York, New York 10282; and Lazard Frères & Co. LLC may be contacted by telephone at (877) 364-0850 or in writing at Attn: Liability Management Group, 30 Rockefeller Plaza, New York, New York 10020. None of Lazard Group, the Dealer Managers, the depositary or the Information Agent make any recommendation as to whether holders should tender or refrain from tendering their Existing 2015 Notes. Holders must make their own decision as to whether to tender Existing 2015 Notes and, if so, the principal amount of the Existing 2015 Notes to tender.

About Lazard

Lazard, one of the world’s preeminent financial advisory and asset management firms, operates from 40 cities across 26 countries in North America, Europe, Asia, Australia, Central and South America. With origins dating to 1848, the firm provides advice on mergers and acquisitions, strategic matters, restructuring and capital structure, capital raising and corporate finance, as well as asset management services to corporations, partnerships, institutions, governments and individuals.

Cautionary Note Regarding Forward-Looking Statements:

This press release contains “forward-looking statements.” In some cases, you can identify these statements by forward-looking words such as “may”, “might”, “will”, “should”, “expect”, “plan”, “anticipate”, “believe”, “estimate”, “predict”, “potential”, “target”, “goal”, or “continue”, and the negative of these terms and other comparable terminology. These forward-looking statements are not historical facts but instead represent only our belief regarding future results, many of which, by their nature, are inherently uncertain and outside of our control. Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee the accuracy of our estimated targets, future results, level of activity, performance or achievements. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by these forward-looking statements.

These factors include, but are not limited to, those discussed in our Annual Report on Form 10-K under Item 1A “Risk Factors”, and also disclosed from time to time in our reports on Forms 10-Q and 8-K, including the following:

•	A decline in general economic conditions or the global financial markets;

•	A decline in overall mergers and acquisitions (M&A) activity, our share of the M&A market or our assets under management (AUM);

•	Losses caused by financial or other problems experienced by third parties;

•	Losses due to unidentified or unanticipated risks;

•	A lack of liquidity, i.e., ready access to funds, for use in our businesses; and

•	Competitive pressure on our businesses and on our ability to retain and attract employees at current compensation levels.

Lazard Ltd is committed to providing timely and accurate information to the investing public, consistent with our legal and regulatory obligations.

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